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                                                                    Exhibit 99-1

[LIBBEY LOGO]

                                                              LIBBEY INC.
                                                              300 MADISON AVE
                                                              P.O. BOX 10060
                                                              TOLEDO, OH 43699



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N     E     W     S          R     E     L     E     A     S     E


AT THE COMPANY:                     AT FINANCIAL RELATIONS BOARD:
---------------                     -----------------------------
KENNETH BOERGER                     SUZY LYNDE
VICE PRESIDENT AND TREASURER        ANALYST INQUIRIES
(419) 325-2279                      (312) 640-6772

FOR IMMEDIATE RELEASE
THURSDAY, MAY 6, 2004

                 LIBBEY INC. HOLDS ANNUAL SHAREHOLDERS MEETING;
               CHIEF EXECUTIVE REVIEWS FINANCIAL PERFORMANCE AND
                              INTIATIVES FOR 2004

                          ANNOUNCES NEW GENERAL COUNSEL

SYRACUSE, NEW YORK, MAY 6, 2004--At the annual meeting of shareholders for LIBBEY INC. (NYSE: LBY) held today in Syracuse, New York, John F. Meier, chairman and chief executive officer, reviewed the Company's financial performance, its major strategic opportunities and the current economic environment.

OUTLOOK FOR 2004

Mr. Meier, commenting on the Company's outlook for 2004 said, "For the full year we anticipate sales growth of four to six percent in the range of $534 to $544 million and income from operations growth of ten to twelve percent."

The Company stated that a major factor in its forecast for double digit growth in income from operations is the operating leverage provided by the higher revenues expected in 2004. As announced in a press release on April 27, 2004, Libbey recorded 10 percent sales growth and income from operations growth of 8.5 percent in the first quarter of 2004.

CAPITAL EXPENDITURE PROGRAM

Capital expenditure programs targeted to reduce costs in Libbey's domestic facilities were also reviewed. Mr. Meier confirmed the Company's plans to make investments of $35 to $40 million in 2004, including new equipment devoted to automating processes


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Libbey, Inc.
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and improving efficiencies. He stated, "This capital commitment, now and in the future, is at the very heart or our domestic operations and their future success."

NEW GENERAL COUNSEL NAMED

Susan A. Kovach will be promoted to vice president and general counsel of Libbey Inc. effective July 1, 2004. Ms. Kovach, currently vice president and associate general counsel at Libbey, joined Libbey in December 2003. She replaces Arthur
H. Smith who has announced his retirement effective July 1, 2004. Mr. Smith was recognized by Mr. Meier for his 36 years of distinguished service at Libbey and the many contributions he has made to the Company.

The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases.

Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the Company's borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expenses associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost-competitiveness of the Company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the Company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; whether the Company completes any significant acquisition, and whether such acquisitions can operate profitably.

Libbey Inc.:
- is a leading producer of glass tableware in North America;
- is a leading producer of tabletop products for the foodservice industry;
- exports to more than 75 countries; and,
- provides technical assistance to glass tableware manufacturers around the world.




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Libbey, Inc.
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Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in California, Louisiana, and Ohio and in The Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, The Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2003, Libbey Inc.'s net sales totaled $513.6 million.



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